Exhibit No. 22



                     Subsidiaries of Sage Laboratories, Inc.

 Names under which
 Subsidiary does business                                  State of Organization
 ------------------------                                  ---------------------


 Sage Laboratories Investment Corp.                          Massachusetts

 Sage Laboratories Active Microwave, Inc.                    New Hampshire

 Sage Laboratories Foreign Sales, Inc                        U.S. Virgin Islands